EXHIBIT 99.2

IEAM Announces the Resignation of Michael J. Solomon from Industrial Enterprises of America’s Board of Directors
The company is seeking nominations for two new independent directors prior to filing a proxy for an annual meeting

NEW YORK, NY February 11, 2008 – Industrial Enterprises of America, Inc. (NASDAQ: IEAM), an automotive aftermarket packager and supplier, announced today that the Company has accepted the resignation of Michael J. Solomon. Mr. Solomon, has served on the Board of Directors since August 2006. With the resignation of Mr. Solomon, the Board of Directors has three members, two of which are outside directors.

 “The primary task of the Board of Directors will be to fill the current vacancies with qualified independent directors,” stated Chairman of the Board, Robert Casper. “We welcome shareholder input and encourage shareholders to suggest potential nominees to fill the existing two vacancies. All submissions will be carefully reviewed by the current Board. The Company will be establishing a board member nominee process which will be available on the Company’s website. ”

Additionally, after the filing of the 10KSB, the Company will file a proxy statement in anticipation of an annual meeting of shareholders. The Proxy will contain the names of 5 director nominees who will stand for election at the first IEAM shareholder meeting. Industrial Enterprises has relocated its headquarters to Pittsburgh, PA.

Industrial Enterprises of America
Foster Plaza
651 Holiday Drive, Suite 300
Pittsburgh, PA 15220
Phone: 412-928-2056
Facsimile:  412-928-4951

About Industrial Enterprises of America
Industrial Enterprises of America, Inc. is an automotive aftermarket packager and supplier that specializes in the sale of anti-freeze, auto fluids, charcoal fluids, and other additives and chemicals. The Company has distinct proprietary brands that collectively serve the retail, professional and discount automotive aftermarket channels. For more information please visit www.ieam-inc.com.

Except for the historical information contained herein, the matters discussed in this press release may include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of Industrial Enterprises of America set forth herein and those preceded by or that include the words ``believes,'' ``expects,'' ``given,'' ``targets,'' ``intends,'' ``anticipates,'' ``plans,'' ``projects,'' ``forecasts'' or similar expressions, are forward-looking statements. Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company's future results to differ materially from those anticipated, including: (i) the Company's history of ongoing operating losses; (ii) the overall marketplace and clients' usage of products, including demand therefore, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, control of expenses, and revenue generation by the acquisition of new customers; Other risks are detailed from time to time in the Company's 2006 Annual Report on Form 10-K, as amended, its Quarterly Reports on Form 10-QSB, and in its other Securities and Exchange Commission reports and statements. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Industrial Enterprises of America
Investor Relations
David Zazoff
212-505-5976
dzazoff@ieam-inc.com